U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO RULE 257(B)(1) OF REGULATION A

Discount Print USA, Inc.

(Exact name of issuer as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation or organization)

84-2125667

(I.R.S. Employer Identification Number)

5125 W Oquendo Road #9

Las Vegas, Nevada 89118

702-527-3536

(Full mailing address of principal executive offices and

Issuer's telephone number, including area code)

JDT Legal, PLLC

Jeff Turner, Esq.

7533 S Center View Ct, #4291

West Jordan, UT 84084

801-810-4465

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Item 1.Business

Company Overview – Our Mission

Discount Print USA, Inc is a Wyoming Corporation (The “Company”). The Company was initially formed on June 17, 2019. The Company currently operates the following business operations:

Discount Print USA, Inc is a commercial printing management company that offers low priced printing services to a wide variety of businesses as well as individuals. We offer online, demand, digital, and offset printing services through a website geared towards major cities through a series of virtual offices. We are a marketing company that provides printing services then outsources order completion and delivery direct to the customer. Additionally, being headquartered in Las Vegas, Nevada, we have developed a division which specializes in assisting convention participants with printing services.

We market Tradeshow Booth Displays, Large Format Printing, and a large variety of printing products such as the list below:

·Brochures/Flyers

·Business Cards

·Calendars

·Door Hangers

·Envelopes

·Foam Board Printing

·Gator Board Printing

·Sintra (PVC) Board Signs

·Presentation Folders

·Tradeshow Booth Displays

·Large Format Printing

·Modular Displays

·Outdoor Displays & much more

Business Development Plan

We plan to eventually have virtual offices in every major city so we can capture business from conventions and businesses throughout America. These offices are low-cost effective suites in various metropolitan areas and cities throughout the country that serve primarily as a physical local pick-up location for nationwide clients. Customer traffic is driven through an extensive on-line presence through major internet search engines (i.e. Google, etc.) with locally addressed listings throughout the country. This effectively streamlines the Company’s overhead costs and increases margins and profit revenue, without compromising customer service and product delivery. To date, the Company has opened 80 virtual offices that are listed on Google My Business pages nationwide.

12-Month Plan & Working Capital Priorities

Over the next 12 months, we will continue expanding our current operations by opening additional virtual offices in various major cities throughout the U.S. While the Company is largely an internet-based service provider, virtual offices allow us to establish a physical presence in the city where a virtual office is located and to more effectively market and advertise the Company’s services to local businesses and communities. Based on startup costs associated with the Company’s operating Las Vegas, Nevada location (office lease, local advertising and marketing expenses, website design, Search Engine Optimization services (SEO), etc.), we conservatively estimate we will be able to open a minimum of 10 virtual offices for every $30,000 in capital raised. Contingent on the amount of capital raised in this offering, we intend to open a minimum of 100 virtual offices over the next 12 months. The Company’s planned use of proceeds with respect to working capital are listed below in order of priority:

-Open new virtual office locations

-Increase marketing and advertising efforts for existing virtual offices

-Ensure satisfaction of any Company financial obligations

-Establish a financial reserve

As of March 27, 2024, the Company has 2 full-time independent contractors and 0 part-time employees.

Over the last 12 months Discount Print USA, Inc. has opened up over 50 new virtual offices in several cities throughout the United States.  We now have three main websites and each office is listed under one of the following websites.

1.www.discountprintusa.com.  80 Google My Business locations

2.www.bannerprintingofamerica.com.  23 Google My Business locations

3.www.conventionprintingofamerica.com.  11 Google My Business locations

Each location listed on each of the three main websites also has its own individual website which pertains to the particular city the office is located in.  Our goal is to have +300 new locations over the next 36 months.

Item 2.Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Year Ended June 30, 2023, compared to Year Ended June 30, 2022, as reported on our Audited Financial Statements.

Net Revenues – For the years ended June 30, 2023, and 2022, our business had net revenues of $360,536 and $304,290, respectively, as a result of business expansion into new cities in the United States.

Gross Profits – For the years ended June 30, 2023, and 2022, our business had gross profits of $205,661 and $155,727, respectively, with the change resulting as a result of increased yearly revenues.

Professional Expenses – For the years ended June 30, 2023, and 2022, our business incurred professional fees in the amount of $262,037 and $250,440, respectively. The increase was due to an increase in professional fees, related to increased business growth.

General and Administrative Expenses – For the years ended June 30, 2023, and 2022, our business incurred general and administrative expenses in the amount of $223,969 and $189,800, respectively.  This increase was result of increased growth into new markets across the United States.

Other Income (Expense) – For the years ended June 30, 2023, and 2022, our business incurred other expenses in the amount of $195,933 and $62,722, respectively.  This increase was the result of increased borrowing by the Company, resulting in an increase in interest expenses of $54,533. The increase was also due to $78,678 of expense related to changes in derivative liabilities.

Net Losses – For the years ended June 30, 2023, and 2022, our business had net losses of $(476,278) and $(347,234), respectively, as a result of increases in professional fees and general administrative expenses, due to natural expansion of the business, and the associated costs of performing said business.

Other Income (Expense) – For the years ended June 30, 2023, and 2022, our business incurred general and administrative expenses in the amount of $195,933 and $62,722, respectively.  This increase was the result of increased borrowing by the Company, resulting in associated increased interest expenses. The increase was also due to related changes in derivative liabilities.

Liquidity and Capital Resources

Net Cash Used in Operating Activities

Net cash used in operating activities for the years ended June 30, 2023, and 2022 was $(177,549) and $(106,010), respectively. During the year ended June 30, 2023, the Company had a net loss of $476,278 offset by $62,889 of common stock issued for commitment fees, $60,736 of debt discount amortization, $7,340 of depreciation and amortization and $78,678 of change in derivative liability.  The Company also had an increase of $3,345 in accounts receivable, an increase of $68,254 in accounts payable and accrued expenses and an increase of $24,186 in accounts payable related parties.

During the year ended June 30, 2022, the Company had a net loss of $347,234 and a gain on sale of property and equipment of $1,966 offset by $116,667 of common stock issued for commitment fees, $62,530 of debt discount amortization, $3,913 of depreciation and amortization.  The Company also had a decrease of $230 in accounts receivable, an increase of $16,268 in accounts payable and accrued expenses and an increase of $43,582 in accounts payable related parties.

Net Cash Used in Investing Activities

Net cash provided by investing activities for the years ended June 30, 2023, and 2022 was $0, and $(229), respectively.  The Company paid $2,500 for a security deposit and purchased a vehicle for $9,229 offset by $11,500 from the proceeds from the sale of property and equipment during the year ended June 30, 2022.

Net cash provided by financing activities for the years ended June 30, 2023, and 2022 was $195,459 and $105,673, respectively.  For the year ended 2023, this consisted of proceeds from convertible notes payable of $132,150, proceeds of $59,050 from the exercise of warrants and common stock issued for cash of $12,600 offset by $4,071 repayment of short-term notes payable and $4,270 repayment of short-term notes payable - vehicle.  For the year ended 2022, cash provided by financing activities consisted of proceeds from convertible payable of $100,500, proceeds of $28,580 from the exercise of warrants and common stock issued for cash of $3,000 offset by $26,140 repayment of short-term notes payable and $267 repayment of short-term notes payable – vehicle.

As of June 30, 2023, and 2022, we had $15,926 and $20,196 in long-term liabilities, respectively.

As of June 30, 2023, and 2022 the Company had current liabilities in the amount of $444,812, and $220,330, respectively, including a balance of $71,566 and $47,380 owed to related parties at June 30, 2023 and 2022.

As of June 30, 2023, the Company had $18,710 in cash to fund its operations. The Company does not believe its current cash balance will be sufficient to allow the Company to fund its planned operating activities for the next twelve months.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations or substantially curtail some of its planned activities.  These conditions raise substantial doubt as to the Company's ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities should the Company be unable to continue as a going concern.

As the Company continues to incur losses, achieving profitability is dependent on achieving a level of revenues adequate to support the Company's cost structure.  The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital.  Management intends to fund future operations through additional private or public equity offering and may seek additional capital through arrangements with strategic partners of from other sources.  There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all.  Any equity financing may be dilutive to existing shareholders.

We will require substantial additional financing, in order to execute our business expansion and development plans and we may require additional financing in order to sustain substantial future business operations for an extended period of time. We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible.

We are currently seeking additional financing. If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce the planned future growth of our operations.

Off Balance Sheet Arrangements

As of June 30, 2023, there were no off-balance sheet arrangements.

Going Concern

The Company has experienced a history of net losses and had an accumulated deficit of $(1,225,846) as of June 30, 2023, which raises substantial doubt about the Company’s ability to continue as a going concern. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing.

Critical Accounting Policies

We have identified the policies outlined in the attached financial statements as critical to our business operations and an understanding of our results of operations. The policies outlined in Note 3 is not intended to be a comprehensive discussion of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Additional Company Matters

The Company has not filed for bankruptcy protection, nor has it ever been involved in receivership or similar proceedings.

The Company is not presently involved in any other legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

Item 3.Directors and Officers

The officers and directors of the Company are as follows:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part-Time Employees
Ronald Miller	President, Secretary, Treasurer, Director	71	June 2019 - Present	N/A
R. Nickolas Jones	CFO	45	June 2019 - Present	3

Ronald Miller, President, Secretary, Treasurer, Director

Mr. Miller has over forty years of experience in the printing and publishing industry. He has printed and published both educational books and educational programs starting in 1976.  His first book publication was called “The American Dream:  Shadow and Substance”, a collector’s pictorial of America’s first 200 years.  In 1977, he went on to publish another book; “The Gambia”.  During the research process for, “The Gambia,” Mr. Miller hired his college political science instructor, Dr. Andrea Fletcher of La Verne College to chronicle her observations from an academic perspective.  Along with a professional photographer, Dr. Fletcher traveled directly to Gambia, a nation in West Africa.  While there, Dr. Fletcher was able to have a first-hand look at the country, its people, customs, culture, and history primarily for use in the US school and public library markets.  Both of these were purchased by teachers and librarians throughout the United States.

In 1991, Mr. Miller became the executive producer of his first educational film, “The Rise and Fall of the Soviet Union”.  This fascinating 2-hour documentary is an overview of the last 700 years of Russian history, from the military exploits of one of its founders, Alexander Nevski, in 1240 AD and ending with the dissolution of the Soviet Empire and the fall of the Iron Curtain in 1991.  After launching that educational documentary, Mr. Miller went on to produce over 50 more educational programs dealing with a wide variety of subjects and historical periods including:

·The Rise and Fall of the Soviet Union

·The History and Mystery of China

·Japan: Land of the Rising Sun

·The Life and Times of Ronald Reagan

·World War I: Cause and Effect

·The History and Function of Congress

·The Extraordinary Life of Amelia Earhart

·When Women Ruled: Great Women Leaders in World History

·Einstein

·The Mystery of Sherlock Holmes

·Great American Landmarks

·Helen Keller

·A Century of Flight

·Democracy in America

·Great Native American Warrior Chiefs

·Great Women in American History

·Legends of the Wild Wild West

·Mount Rushmore

·Reconstruction of the United States

·The American Dream (a documentary version of Mr. Miller’s book of the same name)

·The American Revolution

·The Declaration of Independence

·The History of Conservative Politics in America

·The Lewis and Clark Expedition….and a number of others.

These programs have been widely used as supplemental in-classroom media curriculum for schools and public libraries throughout the US since his first release in 1991 of “The Rise and Fall of the Soviet Union”.

R. Nickolas Jones, CFO

Mr. Jones has worked in the accounting field for 25 years. He has a bachelor’s degree in economics from Brigham Young University, and a master’s degree in accounting from Southern Utah University. Mr. Jones has served as CFO for various public and private companies over his 25 years of professional work.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the compensation awarded to, paid to, or earned by, the Company's officers and director for the two years ended June 30, 2023, and 2022,

Summary Compensation Table

Name & Principal Position	Fiscal Year ended June 30	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ronald Miller (CEO, Director)	2023 2022	- -	- -	- -	- -	- -	- -	$25,820 $14,325	$25,820 $14,325

R. Nickolas Jones (CFO)	2023 2022	- -	- -	- -	- -	- -	- -	$5,750 $5,000	$5,750 $5,000

Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of one director. Our director is not "independent" as defined in Rule 4200 of FINRA's listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so as of the date of this 1-K filing. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our director any compensation for his services as board member, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Wyoming law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company's Bylaws, which are attached to this Offering Circular.

Item 4.Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our Common Stock as of March 27, 2024.  None of our Officers or Directors sold stock in this Offering. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock.

Percentage of beneficial ownership prior to the offering is based on 290,179,174 Shares of Common Stock outstanding, 5,000 shares of Series A Preferred Stock outstanding, and 0 shares of Series B Preferred Stock outstanding as of the date the Offering was originally qualified. Percentage of beneficial ownership after the offering assumes the Maximum Offering Amount is sold.

Name and Position	Class	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
		Number	Percent	Number	Percent
Ronald Miller(1) (President, Secretary, Treasurer)	Common Series A Preferred	19,995,000 5,000	69% 100%	19,995,000 5,000	6.89% 100%
R. Nickolas Jones(2) (CFO)	Common	1,000,000	3%	1,000,000	>1%
Frank Koerber(3) (Beneficial Owner)	Common	4,550,000 (4)	16%	4,550,000	1.56%

(1)4460 W Hacienda Ave., Suite 103, Las Vegas, NV 89118

(2)4460 W Hacienda Ave., Suite 103, Las Vegas, NV 89118

(3)14228 S.E. 38th Street, Bellevue, Washington 98006

(4)Includes 4,500,000 Common Shares owned by Frank Koerber IRA Foundation Trust Co LLC, of which Frank Koerber is the custodian.

Item 5.Interest of Management and Others in Certain Transactions

Debts for Expenses Covered by Ronald Miller

As of June 30, 2023, and 2022, the Company is indebted to related parties in the amount of $71,566 and $47,380, respectively.

During the years ended June 30, 2023 and 2022, the Company owed our officer and director, Ronald Miller, for consulting services rendered, totaling $24,416, and $16,667, respectively.

During the years ended June 30, 2023 and 2022, the Company owed our officer, R. Nickolas Jones, for accounting services rendered, totaling $47,150, and $30,713, respectively.

Item 6.Other Information

None.

Item 7.Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Discount Print USA, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Discount Print USA, Inc. (the Company) as of June 30, 2023 and 2022, the related statements of operations, stockholders’ deficit, and cash flows, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring net losses and has not yet established an ongoing source of revenues sufficient to cover its operating costs which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Basis of Presentation and Going Concern – Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. As noted in “Going Concern Considerations” above, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and has a history of recurring net losses. The Company has contractual obligations, such as commitments for repayments of accounts payable, short-term notes payable and convertible notes payable (collectively “obligations”). Currently, management’s assumptions illustrate their judgement as to the Company’s ability to meet its obligations through management of expenditures, implementation of planned business operations, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to implement its planned business operations or access financing through stock issuances, the Company will continue to manage cash outflows and meet the obligations through debt financing.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments regarding the Company’s ability to effectively implement its plans to provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining the Company’s ability to effectively implement it include its ability to manage expenditures, its ability to access funding from the capital market, its ability to obtain debt financing, and the successful implementation of its planned business operations. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others: (i) evaluating the probability that the Company will be able to access funding from the capital market; (ii) evaluating the probability that the Company will be able to manage expenditures (iii) evaluating the probability that the Company will be able to obtain debt financing, and (iv) evaluating the implementation of its planned business operations.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2019.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

February 23, 2024

Discount Print USA, Inc.
Balance Sheets

ASSETS

CURRENT ASSETS	June 30,	June 30,
	2023	2022

Cash	$18,710	$800
Accounts receivable	4,542	1,188
Total Current Assets	23,252	1,988

Non-current Assets
Property & Equipment	23,393	30,733
Deposits	2,500	2,500
Total Non-Current Assets	25,893	33,233

TOTAL ASSETS	$49,145	$35,221

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued expenses	$110,198	$66,665
Accounts payable - related parties	71,566	47,380
Short-term notes payable	14,529	18,600
Convertible notes payable, net of debt discount	135,753	84,197
Current portion of note payable - vehicle	3,488	3,488
Derivative liabilities	109,278	-
Total Current Liabilities	444,812	220,330

LONG-TERM LIABILITIES

Long-term portion of note payable - vehicle	15,926	20,196

Total Long-term Liabilities	15,926	20,196

Total Liabilities	460,738	240,526

STOCKHOLDERS' DEFICIT
Preferred stock - Series A: 5,000,000 shares authorized,
at $0.0010 par value, 5,000 issued and outstanding.	5	5
Preferred stock - Series B: 10,000 shares authorized,
at $0.0010 par value, 0 issued and outstanding.	-	-
Common stock: 3,000,000,000 shares authorized at $0.0010 par value,
161,285,043 and 29,072,948 issued and outstanding, respectively.	161,285	29,073
Additional paid-in capital	652,963	515,185
Accumulated deficit	(1,225,846)	(749,568)

Total Stockholders' Deficit	(411,593)	(205,305)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$49,145	$35,221

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.
Statements of Operations

	For the Year Ended June 30, 2023	For the Year Ended June 30, 2022

REVENUES	$360,536	$304,290
COST OF GOODS SOLD	154,875	148,563
GROSS PROFIT	205,661	155,727

OPERATING EXPENSES

Professional fees	262,037	250,440
General and administrative	223,969	189,800
Total Operating Expenses	485,005	440,239

LOSS FROM OPERATIONS	(280,345)	(284,512)

OTHER INCOME
Interest expense	(117,255)	(62,722)
Change in derivative liabilities	(78,678)	-
Total Other Income	(195,933)	(62,722)

INCOME TAX EXPENSE	-	-

NET LOSS	$(476,278)	$(347,234)

BASIC AND DILUTED LOSS
PER COMMON SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON
SHARES OUTSTANDING	43,210,689	28,414,360

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.
Statements of Stockholders' Deficit

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, June 30, 2021	5,000	$5	27,876,282	$27,876	$317,882	$(402,334)	$(56,571)

Common Stock issued for cash	-	-	30,000	30	2,970	-	3,000

Common Stock issued for services	-	-	1,166,666	1,167	115,500	-	116,667

Discount on Warrants	-	-	-	-	78,833	-	78,833

Net Loss as of June 30, 2022	-	-	-	-	-	(347,234)	(347,234)

Balance, June 30, 2022	5,000	$5	29,072,948	$29,073	$515,185	$(749,568)	$(205,305)

Common stock issued for commitment fees	-	-	628,888	629	62,260	-	62,889

Common stock issued for cash	-	-	1,500,000	1,500	11,100	-	12,600

Common stock issued for conversion of convertible notes payable and accrued interest	-	-	125,307,094	125,307	-(6,140)	-	119,167

Discount on Warrants	-	-	-	-	16,284	-	16,284

Common stock cancelled in exchange for warrants	-	-	(1,128,887)	(1,129)	1,129	-	-

Shares issued for warrants exercised	-	-	5,905,000	5,905	53,145	-	59,050

Net Loss as of June 30, 2023	-	-	-	-	-	(476,278)	(476,278)

Balance, June 30, 2023	5,000	$5	161,285,043	$161,285	$652,963	$(1,225,846)	$(411,593)

The accompanying notes are an integral part of these financial statements.

Discount Print USA, Inc.
Statements of Cash Flows

	For the Year Ended June 30, 2023	For the Year Ended June 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(476,278)	$(347,234)
Adjustments to reconcile net loss to
net cash used in operating activities:
Common stock issued for commitment fees	62,889	116,667
Amortization of debt discount	60,736	62,530
Depreciation and amortization	7,340	3,913
Change in derivative liabilities	78,678	-
Gain on sale of property and equipment	-	(1,966)

Changes in operating assets and liabilities:
Accounts receivable	(3,354)	230
Accounts payable and accrued expenses	68,254	16,268
Accounts payable - related parties	24,186	43,582
Net Cash Used in Operating Activities	(177,549)	(106,010)

CASH FLOWS FROM INVESTING ACTIVITIES
Deposits	-	(2,500)
Proceeds from sale of property and equipment	-	11,500
Purchase of vehicle	-	(9,229)
Net Cash Used in Investing Activities	-	(229)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	59,050	28,580
Proceeds from convertible notes payable	132,150	100,500
Repayments on short-term notes payable	(4,071)	(26,140)
Repayments on short-term notes payable - vehicle	(4,270)	(267)
Common stock issued for cash	12,600	3,000
Net Cash Provided by Financing Activities	195,459	105,673

NET INCREASE (DECREASE) IN CASH	17,910	(566)

CASH AT BEGINNING OF PERIOD	800	1,366

CASH AT END OF PERIOD	$18,710	$800

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$2,573	$-
Income Taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of convertible notes payable and accrued interest into common stock	$119,168	$-
Warrants issued with convertible notes payable as debt discount	$16,284	$78,833
Derivative liability associated with debt discount	$30,600	$-
Common stock cancelled in exchange for warrants	$1,129	$-
Purchase of property & equipment with short-term note payable	$-	$23,951

The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Discount Print USA (“the Company”), Inc was incorporated in the State of Wyoming on June 17, 2019. The Company has minimal operations currently. Management is waiting to raise funds from investors to begin activities. The Company’s principal business consists of producing flyers, posters and printing images.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern for a period of one year from the issuance of these financial statements. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In connection with the preparation of the financial statements, we are required to make assumptions and estimates about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumption and estimate on historical experience and other factors that management believes are relevant at the time our financial statements are prepared. On a periodic basis, management reviews the accounting policies, assumptions and estimates to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the estimates and assumptions, and such differences could be material.

Use of Estimates

In connection with the preparation of the financial statements, we are required to make assumptions and estimates about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumption and estimate on historical experience and other factors that management believes are relevant at the time our financial statements are prepared. On a periodic basis, management reviews the accounting policies, assumptions and estimates to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from the estimates and assumptions, and such differences could be material.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.  As of June 30, 2023 and June 30, 2022, the Company had a balance of $18,710 and $800, respectively, in cash in the bank.

Loss per Common Share

The Company computes basic and diluted net loss per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the reporting period. Diluted loss per share reflects the potential dilution that could occur if convertible notes to issue common stock were converted resulting in the issuance of common stock that could share in the loss of the Company.

For the years ended June 30, 2023 and 2022, warrants and convertible notes payable were dilutive instruments.

	June 30, 2023 (Shares)	June 30, 2022 (Shares)
Warrants	22,067,678	11,666,667
Convertible Notes Payable	296,285,238	12,833,400
Total	318,352,916	24,500,067

Stock-based compensation

The Company recognizes compensation expense for all stock-based compensation awards based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

At the Company’s discretion, the Company may choose to compensate the present director, as well as compensate future directors, with stock-based compensation. For the present, only expenses are reimbursed for the present director’s participation on the board of directors.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

The following table provides a summary of the fair value of the Company’s derivative liabilities as of June 30, 2023 and 2022:

	Fair value measurements on a recurring basis
	Level 1	Level 2	Level 3
As of June 30, 2023:
Liabilities
Derivative liabilities	$-	$-	$109,278

As of June 30, 2022:
Liabilities
Derivative liabilities	$-	$-	$-

Income Taxes

We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results.

New Accounting Pronouncements, Recently Adopted Accounting Pronouncements

The Company considers all new pronouncements and management has determined that there have been no recently adopted or issued accounting standards that had or will have a material impact on its financial statements.

Property and Equipment

Property and equipment are carried at the lower of cost or net realizable value. All property and equipment with a cost of $1,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Property and equipment consist of a vehicle, which is depreciated on a straight-line basis over its expected useful life of 5 years.

	June 30, 2023			June 30, 2022
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Vehicle	$33,180	$(9,787)	$23,393	$33,180	$(2,447)	$30,733

Depreciation expense for the years ended June 30, 2023 and 2022 was $7,340 and $3,913, respectively.

Revenue Recognition

The Company follows Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. We apply the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to our customer which primarily consists from the production of flyers, posters and printing images. Once a contract is determined to be within the scope of ASC Topic 606, at contract inception we review the contract to determine which performance obligations we must deliver and which of these performance obligations are distinct. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, our performance obligations are transferred to customers at a point in time, typically upon delivery.

Trade Accounts Receivable and Concentration Risk

The Company records accounts receivable at the invoiced amount and does not charge interest. The Company reviews the accounts receivable by amounts due from customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. The Company will also maintain a sales allowance to reserve for potential credits issued to customers. The Company will determine the amount of the reserve based on historical credits issued.

There was no provision for doubtful accounts recorded at June 30, 2023 and 2022. The Company recorded $0 in bad debt expense for the years ended June 30, 2023 and 2022.

For the year ended June 30, 2023, one customer accounted for 13.4% of the Company’s net revenue.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 4 - STOCKHOLDERS’ EQUITY

Preferred Stock

As of the years ended June 30, 2022 and 2023, the Company has 5,000,000 preferred shares authorized at par value of $0.001. There were 5,000 shares of Series A Preferred stock issued and outstanding as of June 30, 2022 and 2023. The key rights and preferences associated with the Preferred Stock are summarized below:

Number in Class. The Preferred Stock shall consist of 5,000, shares, $0.001 par value per share.

Dividend Rights. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend).

Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of votes per share entitled to be voted by such holders at the time of such dividend.

Non-Cash Dividends. Whenever a dividend or Distribution shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders, first to the holders of each share of Preferred Stock then outstanding and prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any available funds and assets on any shares of Common Stock or subsequent series of preferred stock.

Redemption. The Company shall not have any redemption rights relating to the Preferred Stock.

Voting Provisions. Each share of Preferred Stock shall be entitled to sixteen (16) votes on any matter properly brought before the Company’s shareholders for a vote.

As of the years ended June 30, 2022 and 2023, the Company had 10,000 shares of Series B Convertible Preferred stock, par value of $0.001, respectively. There were 0 shares of Series B Convertible Preferred stock issued and outstanding as of the years ended June 30, 2022 and 2023. The key rights and preferences associated with the Preferred Stock are summarized below:

Number in Class. The Series B Convertible Preferred stock consists of 10,000, shares, $0.001 par value per share.

Dividend Rights. Dividends shall not be payable on the Series B Convertible Preferred stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders, first to the holders of each share of Preferred Stock then outstanding and prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any available funds and assets on any shares of Common Stock or subsequent series of preferred stock.

Redemption. The Company shall not have any redemption rights relating to the Series B Convertible Preferred Stock.

Voting Provisions. The holders of Series B Convertible Preferred stock are not entitled to shareholder votes.

Conversion. Each share of Series B Convertible Preferred stock can be converted into 20,000 shares of Company Common stock at the election of the Series B shareholder, subject to a 4.99% beneficial ownership limitation on post-conversion shares of Company Common stock held by the converting shareholder.

Common Stock

As of the years ended June 30, 2023 and 2022, the Company has 3,000,000,000 common shares authorized at par value of $0.001. As of June 30, 2023 and 2022, there were 161,285,043 and 29,072,948 shares of common stock issued and outstanding, respectively.

2022 Equity Issuances

On July 29, 2021, the Company borrowed $66,667 to finance its operations. As part of the financing arrangement, the Company issued 666,667 shares as payment to the lender, Quick Capital, LLC, for services related to servicing the loan.

On December 27, 2021, the Company borrowed $27,777 to finance its operations. As part of the financing arrangement, the Company issued 277,777 shares as payment to the lender, Quick Capital, LLC, for services related to servicing the loan.

On February 2, 2022, the Company sold 30,000 shares to finance its operations, for $3,000 cash.

On May 18, 2022, the Company borrowed $22,222 to finance its operations. As part of the financing arrangement, the Company issued 222,222 shares as payment to the lender, Quick Capital, LLC, for services related to servicing the loan.

2023 Equity Issuances

The Company cancelled 1,128,887 common shares, in exchange for the issuance of the same number of new warrants, issued to Quick Capital, LLC.

The Company issued 125,307,094 common shares for conversion of convertible notes payable and accrued interest totaling $119,167.

The Company sold 1,500,000 common shares for $12,600 in cash.

The Company issued 628,888 common shares, for commitment fees on convertible notes payable with a value of $62,889.

The Company issued 5,905,000 common shares related to the exercise of warrants and received $59,050 in proceeds.

Warrants

The below table summarizes the activity of warrants exercisable for shares of common stock during the years ended June 30, 2022 and 2023:

	Number of Shares	Weighted- Average Exercise Price
Balances as of June 30, 2021	-
Granted	11,666,667	$0.01
Redeemed	-	-
Exercised	-	-
Forfeited	-	-
Balances as of June 30, 2022	11,666,667
Granted	16,306,011	$0.01
Redeemed	-	-
Exercised	(5,905,000)	$0.01
Forfeited	-	-
Balances as of June 30, 2023	22,067,678	$0.01

The fair value of each warrant on the date of grant is estimated using the Black-Scholes valuation model. The following weighted-average assumptions were used for the warrants granted during the years ended June 30, 2023 and 2022:

	Year Ended	Year Ended
	June 30,	June 30,
	2023	2022
Exercise price	$0.01	$0.01
Expected term	2.5 years	2.5 years
Expected average volatility	100-145%	100%
Expected dividend yield	-	-
Risk-free interest rate	3.48%	2.98%

The following table summarizes information relating to outstanding and exercisable warrants as of June 30, 2023:

Warrants Outstanding			Warrants Exercisable
Weighted Average
Number	Remaining Contractual	Weighted Average	Number	Weighted Average
of Shares	life (in years)	Exercise Price	of Shares	Exercise Price
22,067,678	4.43	$0.01	22,067,678	$0.01

Aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock exceeded the exercise price of the warrants at June 30, 2023 and June 30, 2022. As of June 30, 2023 and 2022, the aggregate intrinsic value of warrants outstanding was approximately $0, and $1,166,667, respectively.

As discussed below in Note 6, the Company issued 15,177,124 and 11,666,667 warrants with convertible debt during the years ended June 30, 2023 and 2022, respectively, and the Company cancelled 1,128,887 common shares, in exchange for the issuance of the same number of new warrants. The value of the warrants was allocated based on the relative fair values of the convertible notes and the warrants of $85,266 and $16,284, respectively for the year ended June 30, 2023.   The value of the warrants was allocated based on the relative fair values of the convertible notes and the warrants of $21,664 and $78,833, respectively for the year ended June 30, 2022. The warrant values of $16,284 and $78,833 for the years ended June 30, 2023 and 2022, respectively, was recorded as a debt discount and which is being amortized over the life of the convertible notes. In addition, the convertible notes had an original issue discount (OID) in the amount of $19,621 and $16,167 for the years ended June 30, 2023 and 2022, respectively, which was recorded as a debt discount and which is being amortized over the life of the convertible notes. The Company also recorded $30,600 of debt discount related to the conversion feature that qualified for derivative accounting and bifurcation under ASC 815 Derivatives and Hedging during the year ended June 30, 2023. The debt discount totaled $66,505 and $95,000 for the years ended June 30, 2023 and 2022, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

During the years ended June 30, 2023 and 2022, the Company owed our officer and director, Ronald Miller, for consulting services rendered, totaling $24,416, and $16,667, respectively.

During the years ended June 30, 2023 and 2022, the Company owed our officer, R. Nickolas Jones, for accounting services rendered, totaling $47,150, and $30,713, respectively.

NOTE 6 - NOTES PAYABLE

Short- Term Notes Payable

On October 4, 2019, Be In Beauty Supplies loaned the Company $3,160. The note accrues interest at a rate of 20% per annum and is due upon demand. The note was payable in full on December 31, 2019, and currently is in default. As such, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the holder. On November 14, 2019, Be In Beauty loaned the Company an additional $1,500. The note accrues interest at a rate of 10% and is due upon demand. The note was payable in full on demand. The remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the holder.

During the years ended June 30, 2022 and 2023, the Company repaid $1,000 and $0, respectively, on the Be In Beauty notes payable. The remaining balance outstanding on this note payable is $1,160 as of June 30, 2022 and June 30, 2023.

On May 28, 2021 and again on June 3, 2021, Frank Koerber loaned the Company $5,000, leaving a balance of $10,000 owed and outstanding as of June 30, 2021.  During the year ended June 30, 2022, Mr. Koerber loaned the Company $10,000 and $12,000 was repaid. As of June 30, 2022 and June 30, 2023, the outstanding balance on this note was $8,000 and $8,000, respectively.

On February 8, 2022 the Company entered into a future receivables agreement with Elevate Funding. The agreement consisted of a purchase price of $9,800, for $14,308 in future receivables. As part of the agreement the Company agreed to remit 14% of the Company’s daily future receivables. The Company is required to make $500 weekly payments per the agreement.

On March 7, 2022 the Company signed an addendum to the original February 8, 2022 future receivables agreement with Elevate Funding. The agreement consisted of a purchase price of $2,940, for $4,292 in future receivables. As part of the agreement the Company agreed to remit 14% of the Company’s daily future receivables. The Company is required to make $500 weekly payments per the agreement and addendum.

On June 27, 2022 the Company entered into a future receivables agreement with Elevate Funding. The agreement consisted of a purchase price of $15,300, for $22,185 in future receivables. As part of the agreement the Company agreed to remit 10% of the Company’s daily future receivables. The agreement paid off the first two agreements with Elevate Funding, netting the Company a total of $5,840. The Company is required to pay $500 weekly payments per the agreement. As of June 30, 2023, the outstanding amount due to Elevate Funding is $5,369.

Convertible Notes Payable and Derivative Liabilities

During the year ended June 30, 2022, the Company and Quick Capital, LLC (“QC”) entered into various securities purchase agreements (“SPA’s”) whereby QC acquired a total of (i) $116,667 in convertible promissory notes having an OID of 10% and maturing one year after their respective maturity dates; and (ii) common stock purchase warrants (the “Warrants”).  As part of the financing arrangements, the Company issued a total of 1,166,666 shares of common stock as payment for services related to servicing the loans.

The above transactions between the Company and Quick Capital during the year ended June 30, 2022, resulted in the Company receiving total cash proceeds of $100,500 and issuing 11,666,667 warrants with convertible debt (Note 4). The value of the warrants was allocated based on the relative fair values of the convertible notes and the warrants $21,664 and $78,833, respectively. The Warrant value of $78,833 was recorded as a debt discount which is being amortized over the life of the convertible notes. In addition, the convertible notes had an original issue discount (OID) and legal fees in the amount of $16,167 which was recorded as a debt discount and which is being amortized over the life of the convertible notes. The total debt discount recorded on the convertible notes payable was $95,000. During the year ended June 30, 2022, the Company recorded $62,530 in amortization expense leaving an unamortized debt discount balance of $32,470.

During the year ended June 30, 2023, the Company and Quick Capital, LLC (“QC”) entered into various securities purchase agreements (“SPA’s”) whereby QC acquired a total of (i) $62,889 in convertible promissory notes having an OID of 10% and maturing one year after their respective maturity dates; and (ii) common stock purchase warrants (the “Warrants”).  As part of the financing arrangements, the Company issued a total of 628,889 shares of common stock as payment for services related to servicing the loans (Note 4).  One of the convertible promissory notes with principal of $20,000 is convertible at $0.001 per share and the remaining notes totaling $42,889 of principal are convertible at the lower of $0.01 or a 50% discount from the market price which is defined as the average of the two lowest trading prices twenty-five days prior to the conversion notice. The Company analyzed the variable conversion features in the convertible notes per ASC 815-10-15-83 and concluded that the conversion feature within these convertible notes meets the definition of a derivative. The Company estimated the fair value of the derivative at each report date using the Black-Scholes valuation model to value the derivative liability related to the variable conversion rate.

As a result of the application of ASC 815, the fair value of the derivative liability associated with the conversion feature is summarized as follows:

Balance at June 30, 2022	$-
Derivative liability associated with conversion feature	119,588
Change in fair value	(10,310)
Balance at June 30, 2023	$109,278

The Company recorded an initial day-one loss of $88,988 associated with the convertible notes and the change in the derivative liability during the year was ($10,310) resulting in loss on derivative liability of $78,678 for the year ended June 30, 2023, which was recorded in other income (expense) on the statement of operations.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of June 30, 2023 and the commitment date:

Convertible note:	Commitment Date	June 30, 2023
Expected dividends	0	0
Expected volatility	111% to 130%	145.4%
Expected term	1 years	0.5 years
Risk free interest rate	3.48%	3.48%

On April 13, 2023, the Company borrowed $25,882 to finance its operations from Quick Capital, LLC. The note is convertible at $0.001 per share, and due after one year from the date of issuance, with an OID of 15%. No commitment shares were issued at the time the note was issued.

On May 26, 2023, the Company borrowed $21,250 to finance its operations from Quick Capital, LLC. The note is convertible at $0.001 per share, and due after one year from the date of issuance, with an OID of 15%. No commitment shares were issued at the time the note was issued.

On June 23, 2023, the Company borrowed $32,300 to finance its operations from Quick Capital, LLC. The note is convertible at $0.001 per share, and due nine months from the date of issuance, convertible on March 23, 2024, with an OID of 15%. No commitment shares were issued at the time the note was issued.

During the year ended June 30, 2023, the Company received total cash proceeds of $132,150 and issued 15,177,124 warrants with convertible debt (Note 4). The Warrant value of $16,284 was recorded as a debt discount which is being amortized over the life of the convertible notes. The convertible notes had an original issue discount (OID) and legal fees in the amount of $19,621 which was recorded as a debt discount and which is being amortized over the life of the convertible notes. The convertible notes have a variable conversion price which qualifies for derivative accounting per ASC 815.  The derivate liability associated with the conversion feature was $30,600 and was recorded as a debt discount and is being amortized over the life of the convertible notes. The total debt discount recorded on the convertible notes payable was $66,505.  During the year ended June 30, 2023, the Company recorded $60,736 in amortization expense leaving an unamortized debt discount balance of $38,241.  As of June 30, 2023 and June 30, 2022, the principal balance net of debt discount was $135,753 and $84,197, respectively.

Short- Term Notes Payable – Vehicle

On February 18, 2021, the Company purchased a vehicle for use by the Company’s officers, by issuing a note payable for $11,000. The Company paid down $7,000 on the note payable and $4,000 was due as of June 30, 2021. During the year ended June 30, 2022, the Company sold the vehicle and paid $4,000 on the note payable leaving a balance of $0.

On February 18, 2022, the Company purchased a company vehicle, for a total of $33,180. As part of the purchase, the Company financed a portion of the purchase, totaling $23,951, at an APR of 5.99%. The outstanding principal balance as of June 30, 2023 is $19,414.

Principal payments on the loan mature yearly as follows:

Principal Maturities
For the Years Ending June 30
2024	3,488
2025	3,703
2026	3,931
2027	4,174
Thereafter	4,118

NOTE 7 – INCOME TAXES

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company had no accruals for interest and penalties since inception.

Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax losses.

The Company’s federal income tax returns since inception remain subject to examination by the Internal Revenue Service as of June 30, 2023.

The income tax provision differs from the amount of income tax determined by applying the Federal income tax at the expected rate of 21% due to the following:

	Year Ended June 30, 2023	Year Ended June 30, 2022
Net loss	$ (100,018)	$ (72,919)
Change in derivative liabilities	16,522	-
Amortization of debt discount	12,754	13,131
Stock-based compensation and commitment fees	13,208	24,500
Valuation allowance	57,534	35,288
Net provision for Federal income taxes	$ -	$ -

Net deferred tax assets are comprised as follows:

	2023	2022
Deferred tax asset attributable to:
Net operating loss carryover	$ 153,111	$ 95,577
Less: valuation allowance	(153,111)	(95,577)
Net deferred tax asset	$ -	$ -

As of June 30, 2023 and 2022, the Company has taxable net loss carryovers of approximately $729,102 and $455,129, respectively, that may be offset against future taxable income.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company uses the short-term lease exemption from ASC 842, “Leases,” as it rents a second office at 4460 W Hacienda Ave #103, Las Vegas, Nevada. The property terms commenced on February 1, 2022, and ended on January 31, 2023 (one year). The Company exercised its option to continue on a month-to-month rental agreement through the fiscal year ended June 30, 2023. The rental agreement was then allowed to expire in October of 2023, and the company has since moved offices. Monthly rent was $2,500.

The Company uses the short-term lease exemption from ASC 842, “Leases,” as it rents an office at 5125 Oquendo Road, Suite #9, Las Vegas, Nevada. The property terms commenced on October 25, 2023, and will end on October 25, 2024 (one year). Monthly rent is $1,550.

The Company uses the short-term lease exemption from ASC 842, “Leases,” as it rents an office at 59 East Agate, unit 204, Las Vegas, Nevada. The property terms commenced on June 1, 2023, and will end on May 31, 2024 (one year). Monthly rent is $1,450.

NOTE 9 – SUBSEQUENT EVENTS

On July 5, 2023, the Company converted debt and accrued interest, for 11,040,000 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for $2,608 of principal and $2,222 of accrued interest.

On July 10, 2023, the Company converted debt for 15,000,000 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for  $5,625 of principal.

On July 14, 2023, the Company converted debt for 18,703,448 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for $6,780 of principal.

On July 24, 2023, the Company converted debt for 20,552,396 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for $5,060 of principal.

On July 31, 2023, the Company converted debt for 22,606,924 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for $5,550 of principal.

On August 3, 2023, the Company converted debt for 18,827,556 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for $4,400 of principal.

On August 9, 2023, the Company converted debt for 22,163,807 shares of its common stock, as part of a convertible note payable agreement with Quick Capital, LLC, which matured on May 20, 2023. The shares converted for$4,422 of principal.

On October 26, 2023, the Company entered into a new convertible note agreement with Quick Capital, LLC, for $15,000. The note carries an original issue discount of 15% and the Company received cash proceeds of $12,750. The convertible note matures on July 26, 2024.

The Company has evaluated subsequent events through the date the financial statements were issued. There have been no events other than noted above that would require disclosure or adjustments to the financial statements.

Item 8. Exhibits

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Filing Type	Date
1A-2A	Articles of Incorporation		Form 1-A	10/31/2019
1A-2B	Bylaws		Form 1-A	10/31/2019
1A-3.1	Amended Certificate of Designation – Series B Preferred Stock		Form 1-A	12/27/2022
1A-4	Subscription Agreement		Form 1-A	12/27/2022
1A-6.1	Form of Note Purchase Agreements with Quick Capital, LLC		Form 1-A	12/27/2022
1A-6.2	Form of Convertible Notes Issued to Quick Capital, LLC		Form 1-A	12/27/2022
1A-6.3	Form of Warrants Issued to Quick Capital, LLC		Form 1-A	12/27/2022
1A-11	Auditor’s Consent	*

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Discount Print USA, Inc.

/s/ Ronald Miller

By: Ronald Miller, CEO

Date: March 27, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Principal Executive Officer

/s/ Ronald Miller

By: Ronald Miller, CEO

Date: March 27, 2024

Principal Financial & Accounting Officer

/s/ R. Nickolas Jones

By: R. Nickolas Jones, CFO

Date: March 27, 2024

Board of Directors

/s/ Ronald Miller

By: Ronald Miller, Director

Date: March 27, 2024